Exhibit 4.3

STOCKHOLDERS AGREEMENT

by and among

FS EQUITY PARTNERS V, L.P.,

GREGG INVESTMENT CORPORATION, LLC,

JERRY W. THROGMARTIN,

GREGG WILLIAM THROGMARTIN,

DENNIS L. MAY,

AND

GREGG APPLIANCES, INC.

February 3, 2005

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TABLE OF CONTENTS

(continued)

Schedule 1 Ownership of Capital Stock by Stockholders Upon Consummation of Transactions Contemplated by Merger Agreement

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STOCKHOLDERS AGREEMENT

THIS STOCKHOLDERS AGREEMENT (this “Agreement”) is made and entered into as of February 3, 2005 by and among Gregg Appliances, Inc., an Indiana corporation (the “Company”), Gregg Investment Corporation, LLC, a Delaware limited liability company (the “Investor”), FS Equity Partners V, L.P., a Delaware limited partnership and the sole member of Investor (“FSEP V” and, collectively with Investor, the “Investor Parties”), and Jerry W. Throgmartin, Gregg William Throgmartin, and Dennis L. May (each of such three individuals, an “Existing Stockholder” and, collectively, the “Existing Stockholders”).

R E C I T A L S

A. The Existing Stockholders own a majority of the issued and outstanding stock of the Company.

B. The Investor Parties, the Existing Stockholders, the Company and others have entered into that certain Agreement and Plan of Merger, dated as of October 19, 2004, as amended (the “Merger Agreement”), pursuant to which, immediately after the merger contemplated in the Merger Agreement (the “Merger”), the Investor will own 80.01% of the issued and outstanding Common Stock of the Company, the Existing Stockholders will own in the aggregate 19.99% of the issued and outstanding Common Stock of the Company, and FSEP V will own at least a majority of the equity of the Investor. The Existing Stockholders also shall receive the Junior Subordinated Notes (as defined in the Merger Agreement) as consideration in the Merger and Section 7.1(f) below will govern certain actions of the Company and the Investor Parties with respect to such instruments.

C. To induce the Investor Parties and the Existing Stockholders to consummate the transactions contemplated by the Merger Agreement, the Investor Parties, the Existing Stockholders, and the Company desire to execute this Agreement.

D. Upon consummation of the transactions contemplated by the Merger Agreement the Investor and the Existing Stockholders will own the shares of Common Stock of the Company set forth on Schedule 1 hereto.

E. The Investor Parties, the Existing Stockholders and the Company wish to establish through this Agreement certain rights, obligations and restrictions with respect to the securities of the Company.

A G R E E M E N T

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1. Definitions. As used in this Agreement, the following capitalized terms shall have the following meanings:

Additional Securities: All Securities which are issued and sold by the Company other than (i) the Initial Shares, (ii) any Securities issued or issuable to all of the holders of Common Stock then outstanding on a proportionate basis, (iii) any Securities issued or issuable to any Employees pursuant to any equity incentive plan, individual agreement, bonus, award, stock purchase plan, stock option plan or other stock agreement or arrangement which in each event is approved by the Board, or Securities issued or issuable to Investor in connection with the purchase of membership or equity interests or units of Investor by Employees, (iv) any Securities issued in exchange for debt securities of the Company or any Subsidiary; provided, that the overall terms of the exchange transaction are fair to and in the best interests of the Company as determined in good faith by the Board, (v) any Securities issued to any source of, or to any party arranging, financing for the Company or any Subsidiary of the Company; provided, that the overall terms of the financing transaction involving the issuance of debt and Securities are fair to and in the best interests of the Company as determined in good faith by the Board, (vi) any Securities issued pursuant to a public offering registered under the Securities Act, (vii) any Securities issued or issuable in connection with the acquisition by the Company or a Subsidiary of any business, business assets or securities from any Person; provided, that such Securities are not issued for less than their fair market value, as determined in good faith by the Board, and (viii) any Securities not described in (ii) through (vii) above that are issued or issuable upon the exercise of rights, options or warrants to purchase Securities, or upon the conversion or exchange of Securities convertible into or exchangeable for Securities, for which an Issuance Notice was given under the terms of this Agreement in connection with the issuance of such rights, options, or warrants or such convertible or exchangeable Securities.

Affiliate: Such term shall have the meaning given to such term pursuant to Rule 12b-2 of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934, as amended.

Board: The Board of Directors of the Company.

Business: Selling brand name appliances and consumer electronics, and providing related installation, servicing, extended warranty plans, financing, and repair.

Closing: The closing of the transactions contemplated by the Merger Agreement.

Common Stock: The Common Stock, no par value per share, of the Company.

Employee: Any employee, director or consultant of the Company or any Subsidiary of the Company.

FS Group: FSEP V and its Affiliates (including related funds) and their respective related management companies, general partners, portfolio companies, and the officers, directors, employees, agents or representatives of the foregoing.

FS Existing Stockholders: Brad J. Brutocao, Mark J. Doran, Bradford M. Freeman, Benjamin D. Geiger, Todd W. Halloran, Jon D. Ralph, John M. Roth, Charles P. Rullman, Jr., J. Frederick Simmons, Ronald P. Spogli, and William M. Wardlaw.

Initial Shares: The 13,900,000 shares of Common Stock issued and outstanding on the date hereof.

Permitted Transferee: Permitted Transferee shall mean, (i) with respect to the Investor, (A) Freeman Spogli & Co. V, L.P., or any direct or indirect wholly owned subsidiaries of Freeman Spogli & Co. V, L.P., or (B) FSEP V or any investment fund or partnership that is organized and controlled by three or more of the FS Existing Stockholders and any investor or general or limited partner in, or employee of, or member or manager of, such fund or partnership, or any management company of such fund or partnership, (ii) with respect to Dennis L. May, to any other Existing Stockholder; provided that the Transfer to such other Existing Stockholder takes place after the termination of Mr. May’s employment by the Company without “Cause,” as such term is defined in the Employment Agreement, dated of even date herewith, between Mr. May and the Company; and provided further that such Transfer shall be subject to Section 5.2(a), and (iii) with respect to an Existing Stockholder, a family trust, limited partnership, corporation or other entity established by such Existing Stockholder, all of the beneficiaries or owners of which are immediate family members of such Existing Stockholder, (provided that in the case of any entity established by an Existing Stockholder, the owners thereof shall specifically agree that, notwithstanding anything contained in this Agreement to the contrary, such owners shall not further Transfer their ownership interests in such entity to any other Person).

Person: Any individual, corporation, entity, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity.

Public Offering: A public offering of shares of Common Stock of the Company registered under the Securities Act, but shall not include an offering registered on Form S-4 or Form S-8 (or any substitute form that is adopted by the SEC). The term “Initial Public Offering” shall mean an underwritten Public Offering of Common Stock which results in aggregate proceeds from the offering in excess of $50 million.

SEC: The Securities and Exchange Commission.

Securities: Shall mean (i) Common Stock, (ii) all rights, options, warrants to purchase such Common Stock or the securities described in the following clause and (iii) all other securities or capital stock of any type whatsoever, including, without limitation, preferred stock and securities that are, or may become, convertible into or exchangeable for, or that entitle the holder to purchase, Common Stock.

Securities Act: The Securities Act of 1933, as amended.

Stockholders: The Investor and the Existing Stockholders.

Subsidiary: With respect to any Person, a corporation or other entity of which a majority of the shares of stock or other ownership interests are owned, directly or indirectly, by such Person.

2. Rights Relating to Issuance of Additional Securities. The Company hereby grants to each Stockholder the following rights with respect to any and all proposed issuances or sales of Additional Securities by the Company:

2.1 Issuance Notice. The Company shall give to each Stockholder written notice of the Company’s intention to issue and sell Additional Securities (the “Issuance Notice”), describing the type of Additional Securities, the price at which the Additional Securities will be issued and sold and the general terms upon which the Company proposes to issue and sell the Additional Securities, including the anticipated date of such issuance or sale.

2.2 Response Notice. Each Stockholder shall have 20 days from the date the Issuance Notice is received to agree to purchase all or any portion of its Pro Rata Share (as defined below in Subsection 2.4) of such Additional Securities by giving written notice to the Company of its desire to purchase Additional Securities (the “Response Notice”) and stating therein the quantity of Additional Securities to be purchased. Such Response Notice shall constitute the irrevocable agreement of such Stockholder to purchase the quantity of Additional Securities indicated in the Response Notice at the price and upon the terms stated in the Issuance Notice. Any purchase by Stockholders of Additional Securities shall be consummated on the later of (i) the closing date specified in the Issuance Notice or (ii) the closing date on which Additional Securities described in the applicable Issuance Notice are first issued and sold if other Persons are also purchasing Additional Securities. Each Stockholder that has elected to purchase its Pro Rata Share of Additional Securities will have the right to purchase all or any portion of the Additional Securities unsubscribed for by the other Stockholders, up to its pro rata share of such unsubscribed portion (determined by the number of shares of Common Stock owned by the party or parties who elect to purchase such unsubscribed for portion) if oversubscribed.

2.3 Revised Issuance Notice. The Company shall have 120 days from the date of the Issuance Notice to consummate the proposed issuance and sale of the Additional Securities that are not being purchased by the Stockholders at a price and upon terms that are not materially less favorable to the Company than those specified in the Issuance Notice. If the Company proposes to issue Additional Securities after such 120-day period or at a price and upon terms that are materially less favorable to the Company than those specified in the Issuance Notice, it must again comply with this Section 2.

2.4 Pro Rata Share. For purposes of this Section 2, the Pro Rata Share of a Stockholder shall be a fraction, (i) the numerator of which shall be the total number of shares of Common Stock then held by the Stockholder and (ii) the denominator of which shall be the total number of shares of Common Stock then issued and outstanding.

2.5 Termination and Assignment. The rights provided to each of the Stockholders under this Section 2 shall terminate upon the earlier to occur of (i) with respect to all of the Stockholders, upon the consummation of an Initial Public Offering, and (ii) with respect to any particular Stockholder, at such time as such Stockholder has Transferred (other than to persons or entities set forth in clauses (i) or (iii) of the definition of Permitted Transferees) a number of shares of Common Stock in excess of 50 percent of the shares of Common Stock in the Company owned by such Stockholder immediately after the Merger. The rights granted under this Section 2 shall not be assignable; provided, however, that a Stockholder may assign its rights under this Section 2 to a Permitted Transferee with respect to shares transferred to such Permitted Transferee.

3. Transfer of Shares by Investor or Existing Stockholders; Rights of Inclusion

3.1 Rights of Inclusion

(a) The Investor agrees not to Transfer (as defined in Section 5.1) all or any portion of the shares of Common Stock or other Securities it holds to any Person (individually, a “Third Party” and, collectively, “Third Parties”) unless each Existing Stockholder is given an opportunity to sell to the Third Party such number of shares of Common Stock or other Securities owned by such Existing Stockholder as is determined in accordance with Subsection 3.3 of this Section 3; provided, however, that the Existing Stockholders shall have no rights pursuant to this Section 3 with respect to Transfers by the Investor or a Permitted Transferee of the Investor of Securities (i) to any Permitted Transferee of the Investor, (ii) to any limited or general partner or employee of FSEP V, (iii) to any partner or member or employee of any Permitted Transferee of the Investor, or (iv) to any member of the immediate family or to any family trust of any Person described in subclause (ii) or (iii) above.

(b) Each of the Existing Stockholders agrees not to Transfer (as defined in Section 5.1) all or any portion of the shares of Common Stock or other Securities he holds to any Third Party unless the Investor is given an opportunity to sell to the Third Party such number of shares of Common Stock or other Securities owned by the Investor as is determined in accordance with Subsection 3.3 of this Section 3; provided, however, that the Investor shall have no rights pursuant to this Section 3 with respect to Transfers by the Existing Stockholders to any Permitted Transferee of the Existing Stockholders.

3.2 Third-Party Offer

(a) Prior to the consummation of any sale of all or any portion of the shares of Common Stock or other Securities held by the Investor to a Third Party, the Investor shall cause each bona fide offer from such Third Party to purchase such shares from the Investor (a “Third-Party Offer”) to be reduced to writing and shall send written notice of such Third-Party Offer (the “Initial Offer Notice”) to the Existing Stockholders and any other Persons who are parties to written agreements with the Investor entitling such stockholders to include shares of Common Stock or other Securities in such sale (the Existing Stockholders and such other stockholders, collectively, the “Company Stockholders”). Each Third-Party Offer shall include an offer to purchase shares of Common Stock or other Securities from the Company Stockholders, in the amounts determined in accordance with Subsection 3.3 of this Section 3, at the same time, at the same price and on the same terms as the sale by the Investor to the Third Party, and according to the terms and conditions of this Agreement. The Initial Offer Notice shall be accompanied by a true copy of the Third-Party Offer (including all material information available to the Investor relating thereto). If a Company Stockholder desires to accept the offer contained in the Initial Offer Notice, such Company Stockholder shall furnish written notice to the Investor, within 15 days after its receipt of the Initial Offer Notice, indicating such Stockholder’s irrevocable acceptance of the offer included in the Initial Offer Notice and setting forth the maximum number of Securities such Stockholder agrees to sell to the Third Party (the “Acceptance Notice”). If a Company Stockholder does not furnish an Acceptance Notice to the Investor in accordance with these provisions by the end of such 15-day period, such Company Stockholder shall be deemed to have irrevocably rejected the offer contained in the Initial Offer

Notice. All Securities set forth in the Acceptance Notices of the Company Stockholders, together with the Securities proposed to be sold by the Investor to the Third Party, are referred to with respect to Investor individually or a single Company Stockholder as the “Individual Offered Shares” and collectively as “All Offered Shares”. Within three days after the date on which the Third Party informs the Investor of the total number of Securities which such Third Party has agreed to purchase in accordance with the terms specified in the Initial Offer Notice, the Investor shall send written notice (the “Final Notice”) to the participating Company Stockholders setting forth the number of Securities each participating Company Stockholder shall sell to the Third Party as determined in accordance with Subsection 3.3 of this Section 3, which number shall not exceed the maximum number specified by a Company Stockholder in its Acceptance Notice. Within five days after the date of the Final Notice (or such shorter period as may reasonably be requested by the Investor to facilitate the sale), the participating Company Stockholders shall furnish to the Investor (i) a written undertaking to deliver, upon the consummation of the sale of Securities to the Third Party as indicated in the Final Notice, the certificates representing the Securities held by each Company Stockholder, which will be transferred pursuant to such Third-Party Offer (such shares shall be referred to herein as the “Included Shares”) and (ii) a limited power-of-attorney authorizing the Investor to transfer the Included Shares pursuant to the terms of such Third-Party Offer. Each Company Stockholder shall be required to make customary representations and warranties in connection with such transfer with respect to its own authority to transfer and its title to the Securities transferred, together with such other representations and warranties concerning the Company as are made by the Investor in connection with such sale. In any such transaction, the Existing Stockholders and the Company will cooperate with all other Company Stockholders to facilitate the transaction. Notwithstanding the foregoing, the Investor shall have no obligation under this Section 3.2(a) in the event that the Investor is selling all of its Securities in the Company through any form of transaction and is exercising its rights under Section 5.1.

(b) Prior to the consummation of any sale of all or any portion of the shares of Common Stock or other Securities held by an Existing Stockholder to a Third Party, and subject to compliance with its obligations pursuant to Section 5.1 and Section 5.2, the selling Existing Stockholder shall cause each bona fide offer from such Third Party to purchase such shares from the selling Existing Stockholder (a “Third-Party Offer”) to be reduced to writing and shall send written notice of such Third-Party Offer (the “Initial Offer Notice”) to the Investor and if Investor does not exercise its right to acquire such Securities pursuant to Section 5.2, to the other Stockholders (including the non-selling Existing Stockholders). Each Third-Party Offer shall include an offer to purchase shares of Common Stock or other Securities from the Investor, and the other Stockholders, in the amounts determined in accordance with Subsection 3.3 of this Section 3, at the same time, at the same price and on the same terms as the sale by the selling Existing Stockholder to the Third Party, and according to the terms and conditions of this Agreement. The Initial Offer Notice shall be accompanied by a true copy of the Third-Party Offer (including all material information available to the Existing Stockholders relating thereto). If the Investor desires to accept the offer contained in the Initial Offer Notice, the Investor shall furnish an acceptance notice to that effect (the “Acceptance Notice”) to the selling Existing Stockholder within 15 business days after its receipt of the Initial Offer Notice (which the selling Existing Stockholder shall provide concurrently with the Stockholder Notice described in Section 5.2(a)). If the Investor does not furnish an Acceptance Notice to the selling Existing Stockholder in accordance with these provisions by the end of such 15-day period, the Investor shall be deemed to have irrevocably rejected the offer contained in the Initial Offer Notice. If the Investor does not furnish the Acceptance Notice described, the selling Existing Stockholder will then transmit the Initial Offer Notice to the other Stockholders in accordance with the provisions specified above. The other Stockholders will then have an opportunity to accept the offer contained in the Initial Offer Notice, within 15 days of their respective receipt of the Initial Offer Notice, on the terms specified herein and therein. All Securities set forth in the Acceptance Notice of the Investor under this Section 3.2(b), together with the Securities proposed to be sold by the other Stockholders, if applicable, to the Third Party are referred to with respect to Investor individually or any other Stockholder individually as the “Individual Offered Shares” and collectively as “All Offered Shares”. Within three days after the date on which the Third Party informs the selling Existing Stockholder of the total number of Securities which such Third Party has agreed to purchase in accordance with the terms specified in the Initial Offer Notice, the selling Existing Stockholder shall send written notice (the “Final Notice”) to the Investor and the other Stockholders setting forth the number of Securities the Investor and the other Stockholders shall sell to the Third Party as determined in accordance with Subsection 3.3 of this Section 3, which number shall not exceed the maximum number specified by the Investor and the other Stockholders in their respective Acceptance Notices. Within five days after the date of the Final Notice (or such shorter period as may reasonably be requested by the Existing Stockholders to facilitate the sale), the Investor, and the other Stockholders shall furnish to the selling Existing Stockholder (i) a written undertaking to deliver, upon the consummation of the sale of Securities to the Third Party as indicated in the Final Notice, the certificates representing the Securities held by the Investor and the other Stockholders which will be transferred pursuant to such Third-Party Offer (such shares shall be referred to herein as the “Included Shares”) and (ii) a limited power-of-attorney authorizing the selling Existing Stockholder to transfer the Included Shares pursuant to the terms of such Third-Party Offer. The Investor and the other Stockholders shall be required to make customary representations and warranties in connection with such transfer with respect to its own authority to transfer and its title to the Securities transferred, together with such other representations and warranties concerning the Company as are made by the selling Existing Stockholders in connection with such sale. In any such transaction, the Investor, the other Stockholders, and the Company will cooperate to facilitate the transaction.

3.3 Allocation of Included Shares. The maximum number of shares of Common Stock and other Securities that may individually be sold by Investor (pursuant to Sections 3.1(b) and 3.2(b)), each Existing Stockholder (pursuant to Sections 3.1(a) and 3.2(a)), and each other holder of Securities who has rights to participate in sales of Securities by the Investor or the Existing Stockholders pursuant to written agreements by and between the Company and any such holder (the “Other Tag-Along Rights Holders”), in any sale governed by this Section 3 shall be (i) such Person’s Individual Offered Shares in the event the Third Party has agreed to purchase All Offered Shares and all Securities that the Other Tag-Along Rights Holders who have elected to participate in such sale seek to include in such sale or (ii) such number of shares of Common Stock or other Securities, as applicable, equal in each case to the product of (a) the total number of shares of such type or class of security which the Third Party has agreed to purchase times (b) a fraction, the numerator of which is the total number of shares of such type or class of security owned by such Investor, Existing Stockholder, or Other Tag-Along Rights Holder who is eligible to and has elected to participate in such sale, as the case may be, on the date of the applicable Final Notice, and the denominator of which is the aggregate total number of shares of such type or class of security owned on the date of the applicable Final Notice by the Investor, the Existing Stockholders, and the Other Tag-Along

Rights Holders who have elected to participate in such sale; provided, however, that, in the event the Investor, the Existing Stockholders, or any Other Tag-Along Rights Holder elects to sell a number of any type or class of security which is less than the number such holder could sell pursuant to clause (ii) above, the shares of such type or class of security that the others of such holders can sell in such transaction shall be increased by an aggregate amount equal to the number of shares which any of the Investor, the Existing Stockholders, or any Other Tag-Along Rights Holder could have sold in such transaction but chose not to sell, and any such increase shall be allocated among such other holders on a pro rata basis based upon the total number of shares of such type or class of security owned on the date of the applicable Final Notice by such other holders. Without the prior written consent of Jerry W. Throgmartin, neither the Company nor Investor shall enter into any agreement that grants rights to any Other Tag Along Rights Holder that are inconsistent with the provisions of this Section 3.3.

3.4 Consummation. The Investor or the Existing Stockholders shall have 120 days from the date of the applicable Final Notice in which to sell to the Third Party the Securities owned by the Investor or the Existing Stockholders and the Included Shares of the Other Tag-Along Rights Holders on terms which are not materially less favorable to the sellers of Securities than those specified in the applicable Initial Offer Notice; provided, however, that in the event there is a decrease in the price to be paid by the Third Party for the Securities to be sold from the price set forth in the applicable Initial Offer Notice, which decrease is acceptable to the Investor or the Existing Stockholders, as applicable, or other material change in terms which are less favorable to the Investor or the Existing Stockholders, as the case may be, but which are acceptable to the Investor or the Existing Stockholders, as the case may be, the Investor or the Existing Stockholders, as the case may be, shall notify the participating Stockholders of such decrease or change in terms, and each of the participating Stockholders shall have five business days from the date of receipt of the notice of such decrease or change in terms to reduce the number of Securities it will sell to such Third Party as previously indicated in the applicable Acceptance Notice, and the number of shares that all other participating Stockholders (including Other Tag-Along Rights Holders) may transfer shall be increased in accordance with the provisions of Section 3.3; and provided, further, that in the event there is an increase in the price to be paid by the Third Party for the Securities to be sold from the price set forth in the applicable Initial Offer Notice or other material change in terms which are more favorable to the Investor or the Existing Stockholders, as the case may be, the Investor or the Existing Stockholders, as the case may be, shall notify the other Stockholders of such increase or change in terms, and each of the Stockholders who was eligible to but did not elect to participate to the full extent of its rights hereunder shall have five business days from the date of receipt of the notice of such increase or change in terms to increase the number of Securities it will sell to such Third Party, and the number of shares that all other participating Stockholders (including the Other Tag-Along Rights Holders) may transfer shall be decreased proportionately if necessary. A Third Party purchaser of Securities which complies with this Section 3 in connection with such purchase shall not be subject to the obligations contained in this Section 3 with respect to its future sales of such Securities. The Investor or the Existing Stockholders, as the case may be, shall cause to be remitted to the participating Stockholders the total sales price of the Included Shares of the participating Stockholders sold pursuant thereto, which consideration shall be in the same form and per share amount as the consideration received by the Investor or the Existing Stockholders, as the case may be, and as specified in the applicable Initial Offer Notice, net of the pro rata portion (based on the total value of the consideration received by such Stockholder compared to the aggregate consideration received by all Stockholders in the transaction) of the reasonable out-of-pocket expenses incurred in connection with a sale consummated pursuant to this Section 3. The Investor or the Existing Stockholder shall furnish, or shall cause to be furnished, such other evidence of the completion and time of completion of such sale and the terms thereof as may be reasonably requested by the participating Stockholders including, without limitation, evidence of the expenses incurred by the Investor or the Existing Stockholder, as the case may be, in connection with such sale. If and to the extent that, at the end of 120 days following the date of the applicable Final Notice, the Investor or the Existing Stockholder, as the case may be, has not completed the sale contemplated thereby, the Investor or the Existing Stockholder, as the case may be, shall return to the other participating Stockholders all certificates representing the Included Shares and all powers-of-attorney which the other participating Stockholders may have transmitted pursuant to the terms hereof.

3.5 Termination and Assignment. Any Permitted Transferee of the Investor and any assignee of the Investor’s rights under Section 4 shall agree to be bound by this Section 3 to the same extent as the Investor. Any Permitted Transferee of an Existing Stockholder shall agree to be bound by this Section 3 to the same extent as the Existing Stockholder. The obligations of the Investor and the Existing Stockholders and any Permitted Transferee or assignee pursuant to the provisions of this Section 3 shall terminate upon consummation of an Initial Public Offering and shall terminate with respect to any particular Stockholder’s tag-along rights at such time as such Stockholder has Transferred (other than to Permitted Transferees) a number of shares of Common Stock in excess of 50 percent of the shares of Common Stock in the Company owned by such Stockholder immediately after the Merger. The rights granted to the Stockholders under this Section 3 shall not be assignable except to a Permitted Transferee in accordance with Article V, and only then if the Permitted Transferee executes a written undertaking to be, and is, bound by this Agreement in the same manner and to the same extent as the other Stockholders. A distribution by the Investor to FSEP V or by Investor or FSEP V to FSEP V’s general or limited partners of all or any portion of its Securities shall not give rise to any rights of the other Stockholders under this Section 3.

3.6 Indirect Sale by FSEP V. For purposes of this Section 3, any sale by FSEP V of all or any portion of the equity of the Investor to a Third Party shall be considered to be a sale of a proportionate percentage of the shares of Common Stock or other Securities held by the Investor to a Third Party. Accordingly, prior to the consummation of any sale by FSEP V of all or any portion of the equity of the Investor to a Third Party, FSEP V shall cause the Investor to provide the related Initial Offer Notice to the Existing Stockholders, and the Existing Stockholders shall have an opportunity to participate in such sale transaction by providing their respective Acceptance Notices to the Investor as provided above.

4. Obligation to Sell Securities

4.1 Sale Obligation. If the Investor proposes to sell to a Third-Party any of the shares of Common Stock and other Securities held by the Investor (including its Permitted Transferees and assignees) (whether such sale is by way of purchase, merger, recapitalization or other form of transaction), then upon the request of the Investor, each of the Existing Stockholders shall sell the same percentage, as applicable, of the shares of Common Stock and other Securities beneficially owned by such Existing Stockholder to such third-party buyer pursuant to the same terms and conditions negotiated by the Investor for the sale of the Securities held by the Investor. For example, if Investor proposes to sell 35% of the shares of Common Stock held by it, the Existing Stockholders shall, upon request of Investor, sell 35% of the shares of Common Stock held by them. Each of the Existing Stockholders agrees to such sale and to execute such agreements, powers of attorney, voting proxies or other documents and instruments as may be necessary or desirable to consummate such sale. Each of the Existing Stockholders further agrees to timely take such other actions as the Investor may reasonably request as necessary in connection with the approval of the consummation of such sale, including voting all securities with voting rights in favor of such sale and waiving any dissenters’ rights. Each Existing Stockholder shall be required to make customary representations and warranties in connection with such transfer with respect to its own authority to transfer and its title to the Securities transferred, together with such other representations and warranties with respect to the Company as are made by the Investor in connection with such sale. Each Existing Stockholder shall pay its pro rata portion (based on the total value of the consideration received by such Stockholder compared to the aggregate consideration received by all Stockholders in the transaction) of the reasonable out-of-pocket expenses incurred in connection with a sale consummated pursuant to this Section 4.

4.2 Termination and Assignment. The obligations of the Existing Stockholders pursuant to this Section 4 shall be binding on any transferee of or purchaser of Securities from an Existing Stockholder or from one of their respective Permitted Transferees, and any subsequent transferee, and an Existing Stockholder, Permitted Transferee or any other transferee shall obtain and deliver to the Investor a written commitment to be bound by such provisions from each such transferee or Permitted Transferee prior to any Transfer. The obligations of the Existing Stockholders pursuant to this Section 4, and the obligations of any such transferee and Permitted Transferee, shall terminate upon the consummation of an Initial Public Offering. The rights of the Investor under this Section 4 shall not be assignable except to a Permitted Transferee or to a purchaser of more than 50% of the shares of Common Stock held by Investor immediately after the Merger.

4.3 Indirect Sale by FSEP V. For purposes of this Section 4, a proposed sale by FSEP V of all or a substantial percentage of the equity of the Investor to a Third Party shall be deemed to be a proposed sale of all or a substantial percentage, as the case may be, of the shares of Common Stock or other Securities held by the Investor. Accordingly, upon the request of FSEP V, each of the Existing Stockholders shall sell all or the same percentage, as applicable, of the shares of Common Stock and other Securities beneficially owned by such Existing Stockholder to such third-party buyer pursuant to the same terms and conditions negotiated by FSEP V for the deemed sale of the Securities held by the Investor.

5. Restrictions on Transfers of Securities; Rights of First Refusal

5.1 Transfer Restrictions

(a) Transfer Restrictions Binding Stockholders. The Existing Stockholders shall not (i) pledge, hypothecate or encumber any Securities, without the prior written approval of the Investor, (ii) sell, assign, transfer, gift or otherwise dispose of (“Transfer”) any Securities, or any right, title or interest therein, except in compliance with the Securities Act and all applicable state securities laws, or (iii) Transfer any Securities or any right, title or interest therein, except for Transfers of Securities expressly in compliance with this Agreement, including (without limitation) Section 5.2 and the following provisions of this Section 5.1(a). Notwithstanding the foregoing, (i) under no circumstances other than pursuant to Section 5.3 will any Existing Stockholder Transfer Securities then held by it to any Person who directly or indirectly carries on or participates in any business in competition with the Business (whether conducted by the Company or any Subsidiary or controlled Affiliate of the Company); and (ii) until the third anniversary of the date of this Agreement (the “Permitted 50% Transfer

Date”), no Existing Stockholder may Transfer any Securities, or any right, title or interest therein, other than to a Permitted Transferee or pursuant to Section 3.1(a) or Section 4, and (iii) after the Permitted 50% Transfer Date but prior to the fifth anniversary of the date of this Agreement (the “Permitted Full Transfer Date”), no Existing Stockholder may Transfer more than 50% of the number of shares of Common Stock owned by such Stockholder immediately after the Merger, other than to a Permitted Transferee or pursuant to Section 3.1(a) or Section 4. The Transfer of Securities from any Stockholder to persons or entities set forth in clause (iii) of the definition of Permitted Transferee may be made without complying with Section 5.2; provided, that each of such transferees executes a written undertaking to be and is bound by this Agreement in the same manner and to the same extent as such Stockholder and (i) executes an irrevocable power of attorney appointing the transferring Stockholder as such transferee’s attorney-in-fact with sole irrevocable power and authority to make all decisions on behalf of and take all actions required to be taken by such transferee in connection with this Agreement, including (without limitation) any required sale of Securities pursuant to Section 4 or 5.3 hereof, and (ii) if requested by the Investor, delivers an opinion of legal counsel reasonably satisfactory to the Investor that such undertaking is binding and enforceable.

(b) Conditions to Transfer. Any attempt to Transfer, pledge, hypothecate or encumber Securities, or any right, title or interest therein, not in compliance with this Agreement shall be null and void, and the Company shall not give effect to any such attempted transaction or Transfer. Any Securities Transferred pursuant to the terms and requirements of this Agreement (including Sections 3, 4 and 5) shall be Transferred free and clear of all mortgages, liens, pledges, charges and security interests or encumbrances, or any obligations or liabilities in connection therewith, other than obligations under this Agreement of transferees. Each Stockholder, on the execution and delivery of this Agreement, agrees that such Stockholder will not Transfer any Securities prior to delivery to the Company of an opinion of counsel in form and substance reasonably satisfactory to the Company with respect to compliance with the Securities Act, or until a registration statement with respect to such Securities under the Securities Act has become effective; except that no opinion shall be required in the case of a Transfer by any Stockholder to a Permitted Transferee or by the Investor or a Permitted Transferee to any limited or general partner or employee of the Investor, FSEP V, or any Permitted Transferee. Except as expressly provided to the contrary herein, all transferees of Securities will be bound by this Agreement in the same manner and to the same extent as the transferor and prior to any Transfer must deliver to the Company and the non-transferring Stockholders a written undertaking to be and become so bound. Upon completion of any Transfer in compliance with this Agreement, the transferee shall be entitled to the rights expressly provided to the transferee hereunder.

(c) Termination. Subject to the terms and provisions of Section 5.2 and Section 6 of this Agreement, the restrictions upon the Stockholders contained in this Section 5.1 will terminate upon consummation of an Initial Public Offering.

5.2 Rights of First Refusal

(a) Investor’s Right of First Refusal. In addition to the transfer restrictions contained in Section 5.1, each of the Existing Stockholders hereby also agrees not to Transfer any of the Common Stock or other Securities held by it to any Person (other than persons or entities set forth in clause (iii) of the definition of Permitted Transferees) unless the Investor (or any third person(s) designated by Investor, which may include Affiliates of Investor or the Company) is given the right to acquire such Securities pursuant to the provisions of this paragraph (a). If an Existing Stockholder receives an offer from any Person (other than persons or entities set forth in clause (iii) of the definition of its Permitted Transferees) to acquire any such Securities, or decides to solicit or cause to be solicited a proposal or proposals to acquire such Securities, such Existing Stockholder shall first give Investor written notice (the “Stockholder Notice”) of such intention, which notice shall include a term sheet stating, among other material terms, the minimum cash sales price (the “Target Price”) that such Existing Stockholder would entertain for the shares of Common Stock or other Securities to be sold (the “Offered Securities”). Investor (or its designee) shall have the right for a period of 20 business days following the delivery of the Stockholder Notice (the “Acceptance Period”) to accept the offer to purchase all or any portion of the Offered Securities at the Target Price and upon the other terms provided with the Stockholder Notice (or, in the alternative, to exercise its tag-along rights as provided in Section 3.2(b)) (the “Acceptance Notice”). The Investor (or its designee) shall exercise its rights under this subparagraph (a) by delivering to such Existing Stockholder an irrevocable written notice of its election prior to 5:00 p.m. New York time on the final day of the Acceptance Period. If the Investor (or its designee) exercises its rights under this subparagraph (a), the sale of the Offered Securities to it shall be consummated on the 15th business day after the final day of the Acceptance Period (the “Purchase Period”). If the Investor (or its designee) does not elect to purchase the Offered Securities on such terms (and the failure to deliver an irrevocable notice of acceptance shall be conclusively deemed to be rejection of such opportunity) or fails to consummate a purchase of the Offered Securities for cash within the Purchase Period, such Existing Stockholder shall have the right (without limitation to other rights it may have) to consummate the sale of the Offered Securities on terms not materially more favorable to the purchaser than specified in the Stockholder Notice for a period of 90 days (the “Consummation Period”) after the expiration of the Acceptance Period or, if applicable, the Purchase Period. If such Existing Stockholder does not complete such sale, transfer or conveyance within the Consummation Period, such Existing Stockholder shall not have the right to sell, transfer or convey any of the Offered Securities without again complying with this subparagraph (a). In the event such Existing Stockholder intends to sell the Offered Securities for consideration other than cash, such Existing Stockholder shall notify the Investor (or its designee) of the terms of such non-cash consideration. Investor (or its designee) may elect within 20 business days of such notice to have the fair market value of such non-cash consideration determined, with the parties jointly selecting a neutral investment banking firm to resolve any dispute regarding the fair market value of such non-cash consideration. The fees and expenses of such neutral firm shall be paid by the Company. If the sum of the fair market value of the non-cash consideration and the cash consideration (in the case of a sale that is partially for cash) is less than the cash price offered to Investor (or its designee) pursuant to this subparagraph (a), then (i) the Existing Stockholder shall have the right to terminate the proposed transaction in its entirety (as it relates both to the Investor as well as to the Person that originally proposed to acquire the Offered Securities), and (ii) to the extent that the Existing Stockholder does not terminate the proposed transaction in its entirety, the Investor (or its designee) may, within 20 business days of the determination of the fair market value of the non-cash consideration, elect to purchase the Offered Securities proposed to be sold for an amount in cash equal to the sum of (i) the fair market value of the non-cash consideration and (ii) the cash consideration, if any. Such purchase must be consummated on the 15th business day after the determination of fair market value. If such Existing Stockholder receives a written offer for the Offered Securities at any time during the Consummation Period which is acceptable to such Existing Stockholder but is less than the Target Price or is upon terms materially less favorable to such Existing Stockholder than the terms provided to Investor (or its designee) in the Stockholder Notice (the “Below Target Price Offer”), such Existing Stockholder shall promptly deliver a copy of such written offer to Investor (or its designee). During the 20 business day period following delivery of such written offer, Investor (or its designee) shall have the right to accept the offer to purchase the Offered Securities on the terms reflected in such written offer. Investor (or its designee) shall, if it so desires, exercise such right by delivering to such Existing Stockholder written notice of its election to purchase all but not less than all of the Offered Securities prior to 5:00 p.m. New York time on the final day of such additional 20 business day period and the sale of the Offered Securities shall be consummated on the 15th business day after the delivery of such written notice. If Investor (or its designee) does not elect to accept the offer to purchase the Offered Securities on such terms within such 20 business day period or fails to consummate the purchase of the Offered Securities on the 15th business day after the date of Investors (or its designee’s) acceptance of the Below Target Price Offer, such Existing Stockholder shall have (without limitation to any other rights it may have) 90 days to consummate the sale of the Offered Securities at a price and upon terms that are not materially less favorable to such Existing Stockholder than the price and terms specified in the written offer delivered to Investor (or its designee). In the event a Below Target Price Offer involves any non-cash consideration, the procedures for valuing such non-cash consideration set forth above shall be utilized to determine the fair market value of such non-cash consideration and all time periods specified herein, extended accordingly.

(b) Termination and Assignment. The obligations of an Existing Stockholder pursuant to Section 5.2(a) shall terminate (i) upon the consummation of an Initial Public Offering, or (ii) at such time as Investor has Transferred (other than to Permitted Transferees) a number of shares of Common Stock in excess of 50 percent of the shares of Common Stock in the Company owned by such Stockholder immediately after the Merger or (iii) at such time as FSEP V has transferred in excess of 50% of the equity in Investor held by FSEP V immediately after the Merger. The rights granted to Investor under subparagraph (a) shall not be assignable except to a Permitted Transferee or to a purchaser of more than 50% of the shares of Common Stock held by Investor immediately after the Merger. Any transferee of Securities from an Existing Stockholder shall be bound by the provisions of this Section 5.2, and the Existing Stockholder shall obtain and deliver to each other Stockholder a written commitment by any such proposed transferee to be bound by such provisions prior to any transfer to such proposed transferee.

6. Registration Rights. The Stockholders shall be entitled to certain registration rights with respect to their shares of Common Stock (the “Registration Rights”). The terms of the Registration Rights are set forth in that certain Registration Rights Agreement of even date herewith by and among the Company, the Investor and the Existing Stockholders.

7. Representation on the Board of Directors.

7.1 The Board.

(a) Subject to the limitations and conditions set forth in this section and Section 7.2, Jerry W. Throgmartin shall have a personal, nonassignable, right to be on the Board, and Dennis L. May shall have a personal, nonassignable, right to be on the Board. Mr. Throgmartin and Mr. May are hereinafter referred to collectively as the “Management Directors.” Subject to the limitations and conditions set forth in this section Investor shall be entitled to establish the size of the Board and to nominate the remaining members of the Board (the “Investor Nominees”). If necessary, the Board shall elect such independent members, if any, as may be required under applicable law or stock exchange requirements or by the National Association of Securities Dealers or underwriters in connection with the Initial Public Offering, and the Investor, and the Existing Stockholders shall each take all actions necessary in connection therewith (provided, that such independent directors shall be reasonably acceptable to, and elected by, a majority of the Board). The foregoing provisions of this Section 7.1(a) shall also apply with respect to the Board of each direct and indirect subsidiary of the Company. Accordingly, the parties agree to use their commercially reasonable efforts to ensure that the Board of each direct and indirect subsidiary of the Company is similarly constituted.

(b) (i) Each of the Stockholders agrees to vote or cause to be voted all of the shares beneficially owned or held of record by such Stockholder at any regular or special meeting of the stockholders of the Company called for the purpose of filling positions on the Board, or in any written consent executed in lieu of such a meeting of stockholders, and agrees to take or cause to be taken all actions otherwise necessary, to ensure the election to the Board of the Management Directors and the Investor Nominees.

(ii) The Company and each Stockholder hereby agrees to use its reasonable best efforts to call, or cause the appropriate officers and directors of the Company to call, a special meeting of stockholders of the Company, and each Stockholder hereby agrees to vote or cause to be voted all of the Securities with voting rights beneficially owned or held of record by such Stockholder for, or to take or cause to be taken all actions by written consent in lieu of any such meeting necessary to cause, the removal of (A) any Management Director for Cause, if such Cause exists, and (B) any Investor Nominee if the Investor requests such director’s removal for any reason. The Investor shall have the right to nominate a new nominee in the event any Management Director or Investor Nominee, as the case may be, shall be so removed or shall vacate his directorship for any reason.

(c) Except as provided in Section 7.1(b)(ii), each Stockholder hereby agrees that it will not vote in favor of the removal of any Management Director or Investor Nominee unless such removal shall be for Cause. For the purposes of this Section 7.1, “Cause” shall mean the willful and continued failure by a director substantially to perform his duties as a director of the Company, the willful engaging by a director in conduct which is demonstrably and materially injurious to the Company, the director’s conviction of any crime constituting a felony, or any attempt by the director to circumvent those provisions of the Company’s by-laws referred to in Section 7.1(e) below or to have any such provision declared illegal, invalid, or unenforceable.

(d) Subject to Section 7.2, if at any time from and after the date hereof, any director previously nominated by Investor or to serve on the Board or any Management Director ceases to be a director (whether by reason of death, resignation, removal or otherwise),

Investor shall be entitled to nominate a successor director to fill the vacancy created thereby, and the Investor and the Existing Stockholders agree to exercise voting rights with respect to the shares of securities with voting rights held of record or beneficially owned by them so as to elect such nominee as a director of the Company.

(e) The Company and each Stockholder hereby agrees to comply and cooperate at all times with those provisions of the Company’s by-laws which state in effect that (i) a quorum of directors shall not exist at any meeting of directors unless at least one director who is an employee of FSEP V or an employee or member of the general partner of FSEP V (an “FSEP V Director”) is present at such meeting, and (ii) any FSEP V Director may call for a vote of the stockholders of the Company with respect to any action taken or proposed to be taken by the Board, and may adjourn any Board meeting for such purpose, and such action, whether or not taken before or after such call for a vote of the stockholders, shall not become a valid and enforceable action of the Company unless and until it is properly approved by such stockholders; provided, however, that such vote of the stockholders shall not be effective unless, prior to such vote, the Board has met (whether in person or by telephonic conference call) and had a full and fair opportunity to discuss the action taken or proposed to be taken.

(f) The Investor Parties will not take any action and will not cause or authorize Investor Nominees who are FS Existing Stockholders or who are employees or members of Freeman Spogli & Co., LLC or Freeman Spogli & Co. V, L.P. and its general partner Freeman Spogli & Co. V, LLC to take any action, that would violate Sections 1.07(d) or (e) of the Junior Subordinated Notes. The Investor Parties shall refund to the Company any property received from the Company in violation of Sections 1.07(d) or (e) of the Junior Subordinated Notes.

(g) The Investor Parties will not and will not cause or authorize Investor Nominees who are FS Existing Stockholders or who are employees or members of Freeman Spogli & Co., LLC or Freeman Spogli & Co. V., L.P. and its general partner Freeman Spogli & Co. V, LLC to approve any resolution or issue or approve any order to any officer or employee of the Company that prohibits or restricts the payment of any cash interest payment otherwise payable to a holder of a Junior Subordinated Note in accordance with the terms of the Junior Subordinated Note, unless such Investor Nominees determine in good faith at a duly noticed meeting of the Board of Directors that it is in the best interests of the Company and its stockholders to restrict or prohibit the payment of such cash interest.

7.2 Termination and Assignment. Notwithstanding the foregoing, at such time as Jerry W. Throgmartin has Transferred (other than to Permitted Transferees) a number of shares of Common Stock in excess of 50 percent of the shares of Common Stock in the Company owned by Mr. Throgmartin immediately after the Merger, his right to be on the Board shall terminate, and at such time as Dennis L. May has Transferred (other than to persons or entities set forth in clause (iii) of the definition of Permitted Transferees) a number of shares of Common Stock in excess of 50 percent of the shares of Common Stock in the Company owned by Mr. May immediately after the Merger, his right to be on the Board shall terminate. Similarly, at such time as the Investor has Transferred (other than to Permitted Transferees) a number of shares of Common Stock in excess of 50 percent of the shares of Common Stock in the Company owned by the Investor immediately after the Merger, its contractual right hereunder to establish the size of the Board and to nominate members of the Board shall terminate. The rights contained in Section 7 shall not be assignable other than by the Investor to a Permitted Transferee.

7.3 Certain Actions of the Board; Stockholders to Cooperate. Notwithstanding the terms and provisions of Section 7.1, no action of the Company, which under the law of the state of incorporation of the Company would have required the prior approval of a majority of the Company’s stockholders, will be taken unless and until a meeting of the Board of Directors of the Company (as opposed to a committee thereof) has been called and convened (upon prior notice duly given in accordance with the bylaws of the Company) for the purpose of discussing such action. If at any time in the future the Board approves a plan to reorganize the Company as a Delaware corporation, each of the Stockholders agrees to vote or cause to be voted all of the shares beneficially owned or held of record by such Stockholder in favor of such reorganization so long as such reorganization does not involve a termination of or material reduction in the indemnification rights afforded by the Company to such Stockholder by contract or in its charter documents (not considering any differences in the laws of the Company’s pre- and post-reorganization jurisdiction of organization). Furthermore, if in the future the Board approves a plan to reorganize the Company preparatory to or in anticipation of a Public Offering, each of the Stockholders agrees to vote or cause to be voted all of the shares beneficially owned or held of record by such Stockholder in favor of such reorganization and further agrees to cooperate with the Company to accomplish such reorganization.

8. Indemnification of Investor. The Company agrees to indemnify, defend and hold harmless to the fullest extent permitted by applicable law, the Investor, its successors, assigns, partners and Affiliates, and each of the Investor’s and such other persons’ employees, officers, directors, members, managers, partners, stockholders, agents, advisors, representatives and Affiliates (each an “Indemnitee”) from and against all claims, liabilities, causes of action, actions, suits, proceedings, investigations, judgments, decrees, losses, damages, fees, costs and expenses (including attorney fees and expenses of investigation and of enforcing the rights under this Section 8), whether incurred with respect to third parties or otherwise, arising out of, resulting from or in connection with, based upon or relating to, (A) the fact that an Indemnitee is or was a stockholder of the Company, (B) any action or inaction taken in such capacity or (C) any breach or alleged breach by an Indemnitee of any fiduciary duty as a stockholder of the Company (collectively “Claims”). The Company may participate in, but not assume the defense of or control the defense with respect to, any Claim. The Company shall advance all costs and expenses, including attorneys fees incurred by any Indemnitee in advance of any final disposition of a Claim within 30 days of receipt of a notice setting forth the amount of such costs in expenses, subject to receipt of an undertaking to repay such advances if such Indemnitee is finally determined not to be entitled to indemnification by the Company. An Indemnitee may compromise, settle or resolve any Claim at the expense and risk of the Company. The Company may not settle, compromise or resolve any Claim without the consent of the affected Indemnitee, which consent shall not be unreasonably withheld.

9. Indemnification of Certain Officers. The Company shall enter into customary indemnification agreements with Jerry W. Throgmartin, Dennis L. May and Michael D. Stout in their capacities as officers of the Company.

10. Independent Auditors. The Company covenants and agrees that it will not at any time, without Investor’s express written consent, terminate the Company’s independent outside auditors — currently KPMG LLP — or hire another outside accounting firm to perform or assist with any audit of any of the financial statements of the Company or any division or Subsidiary of the Company. Furthermore, the Company covenants and agrees that it will not at any time, without Investor’s express written consent, hire the Company’s independent outside auditors or any other accounting firm to perform any non-audit services for the Company, including but not limited to bookkeeping or similar services, financial information systems design and implementation, appraisal or valuation services, actuarial services, internal audit outsourcing services, management functions or human resources, broker or dealer, investment adviser, or investment banking services, legal services and expert services unrelated to the audit, or any other service constituting a “non-audit service” within the meaning of Section 201 of the Sarbanes-Oxley Act of 2002.

11. Copy of Agreement. A copy of this Agreement and all amendments hereto shall be filed with the Secretary of Company and shall be kept at the principal executive offices of Company.

12. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to the conflicts of laws rules thereof.

13. Waiver of Jury Trial. The parties hereto waive, to the fullest extent permitted by law, all right to trial by jury.

14. Amendment of Articles. Each of the parties hereto hereby agrees that it will not vote to approve any amendment to the Company’s Articles of Incorporation that does not apply to all holders of Common Stock generally unless Jerry W. Throgmartin votes to approve such amendment.

15. Representations and Warranties. Each Stockholder represents and warrants (a) that such Stockholder has full power, capacity, right and authority, and any requisite approvals or consents to enter into and perform this Agreement; (b) that this Agreement and the performance of its obligations hereunder have been duly authorized, and that this Agreement has been duly executed and delivered by such Stockholder and is a valid and binding agreement, enforceable against such Stockholder in accordance with its terms; and (c) that such Stockholder will, immediately after the Merger, own beneficially and of record the shares of Common Stock set forth opposite its name on Schedule 1 hereto, free and clear of any lien, claim, charge, option, security interest, restriction or encumbrance.

16. Amendment and Waiver; Successors; After Acquired Shares. This Agreement may be amended, modified or supplemented, and compliance with any provision hereof may be waived, with the written consent of the Investor and Jerry W. Throgmartin, together, and without the consent of any other Stockholder, except that to the extent any of the Existing Stockholders’ rights would be disproportionately prejudiced thereby, the written consents of such Existing Stockholders shall also be required. Any such amendment, modification, supplement or waiver so consented to in writing shall be binding upon the parties hereto and their successors and Permitted Transferees and assigns (if any). This Agreement shall be binding on the parties hereto and their successors, transferees, assigns, heirs and personal representatives; provided however, that unless expressly permitted herein, this Agreement and the rights granted hereunder shall not be assignable to an assignee or Permitted Transferee without the written consent of all of the parties hereto, which consent may be withheld in each such party’s sole discretion. If any right hereunder is not assignable, it shall not be transferred to any subsequent holder of Securities by reason of the transfer of Securities to such holder. The Agreement shall apply to all Securities now owned or hereafter acquired by any Stockholder. Notwithstanding the foregoing, the Investor may amend this Agreement at any time to specifically impose upon a Permitted Transferee the Obligation to Sell Securities contained in Section 4 and the Right of First Refusal contained in Section 5.2.

16.2 New Investors in Investor. The Company and the Existing Stockholders agree to execute such amendments to this Agreement and the Registration Rights Agreement, and take such other actions, in each case as are reasonably necessary to allow limited partners or Affiliates of limited partners of FSEPV to invest in membership or equity interests or units of Investor after consummation of the Merger in order to allow such parties to participate in rights granted to Investor under this Agreement and the Registration Rights Agreement, including, but not limited to, registration rights, rights of first refusal and rights with respect to the issuance of additional securities and the transfer of shares, and to be granted any other reasonable and customary rights requested by such limited partner or Affiliate, other than veto rights with respect to major transactions.

17. Interpretation. The headings of the Sections contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not affect the meaning or interpretation of this Agreement.

18. Notices. All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed duly given, unless otherwise expressly indicated to the contrary in this Agreement, (i) when personally delivered, (ii) upon receipt of a telephonic facsimile transmission with a confirmed telephonic transmission answer back, (iii) three (3) Business Days after having been deposited in the United States mail, certified or registered, return receipt requested, postage prepaid, or (iv) one (1) Business Day after having been dispatched by a nationally recognized overnight courier service, addressed to the parties or their permitted assigns at the following addresses (or at such other address or number as is given in writing by either party to the other) as follows:

if to Investor or the Company:

Gregg Investment Corporation, LLC

c/o Freeman Spogli & Co.

599 Lexington Avenue

18th Floor

New York, New York 10022

Facsimile: (212) 758-7499

Attention: John Roth and Ben Geiger

with a copy to:

Bingham McCutchen LLP

355 S. Grand Avenue, 44th Floor

Los Angeles, California 90071

Facsimile: (213) 680-6499

Attention: Richard J. Welch, Esq.

if to the Existing Stockholders:

c/o Jerry W. Throgmartin

4151 East 96th Street

Indianapolis, Indiana 46240

Facsimile No.: (317) 848-8768

with a copy to:

Ice Miller

One American Square

Box 82001

Indianapolis, Indiana 46282-0002

Facsimile No.: (317) 592-4675

Attention: Steven K. Humke

19. Legends. The Company agrees that all certificates evidencing Securities which are issued to any of the Investor or the Existing Stockholders or to any other Company stockholders shall be legended as follows (in addition to any other legend required to be placed thereon):

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS AND OBLIGATIONS WITH RESPECT TO THE TRANSFER, PLEDGE, HYPOTHECATION, DISTRIBUTION AND VOTING THEREOF AS SET FORTH IN THAT CERTAIN STOCKHOLDERS AGREEMENT DATED AS OF February 3, 2005, WHICH MAY BE REVIEWED AT THE PRINCIPAL PLACE OF BUSINESS OF THE CORPORATION AND A COPY OF WHICH MAY BE OBTAINED FROM THE CORPORATION WITHOUT CHARGE UPON WRITTEN REQUEST THEREFOR.”

20. Further Assurances. The Stockholders shall exercise, or cause to be exercised, voting rights with respect to securities held of record or beneficially owned by them in a manner so that, and shall otherwise take any necessary actions in order that, the covenants and understandings of the parties set forth in this Agreement shall be implemented. Each party hereto agrees to perform any further acts and execute and deliver any documents which may be reasonably necessary to carry out the intent of this Agreement and to make appropriate changes to the procedures set forth herein to implement such rights to the extent necessary to conform to the Delaware General Corporation Law or other applicable law. The Company covenants and agrees that it will act in good faith to preserve for each of the Stockholders the benefits of this Agreement and that it will take no voluntary action to impair the benefit hereof or to avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder or to deny to any of the Stockholders any of the benefits or protections contemplated hereby.

21. Injunctive Relief; Disputes. It is acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties hereto fail to comply with any of the obligations herein imposed on them and that, in the event of any such failure, an aggrieved party hereto will be irreparably damaged and will not have an adequate remedy at law. Any such party shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

22. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect to the maximum extent permitted by applicable law. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that this Agreement be enforced as originally contemplated to the greatest extent possible.

23. Entire Agreement. This Agreement, together with the Company’s Certificate of Incorporation and Bylaws as in effect on the date hereof, constitute the entire agreement and understanding among the parties pertaining to the subject matter hereof and supersede any and all prior agreements, whether written or oral, relating hereto.

24. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

25. Termination. Except for Sections 8 and 9, which shall survive and continue in full force and effect in all events, and as otherwise provided herein, this Agreement shall terminate upon the written agreement of Stockholders owning, in the aggregate, at least 90% of the Common Stock of the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

GREGG APPLIANCES, INC., an Indiana corporation

By:	/s/ Jerry W. Throgmartin
	Name:	Jerry W. Throgmartin
	Title:	Chairman and Chief Executive Officer

GREGG INVESTMENT CORPORATION, LLC, a Delaware limited liability company

By:	FS Capital Partners V, L.P.
Its:	Managing Member

	By:	FS Capital Partners, V, LLC
	Its:	General Partner

	By:	/s/ John M. Roth
		Name:	John M. Roth
		Title:	Managing Member

FS EQUITY PARTNERS V, L.P., a Delaware limited partnership
By:	FS Capital Partners, LLC
Its:	General Partner

By:	/s/ John M. Roth
	Name:	John M. Roth
	Title:	Managing Member

“EXISTING STOCKHOLDERS”

By:	/s/ Jerry W. Throgmartin
	Name:	Jerry W. Throgmartin

By:	/s/ Gregg William Throgmartin
	Name:	Gregg William Throgmartin

By:	/s/ Dennis L. May
	Name:	Dennis L. May